Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REDPRAIRIE HOLDING, INC.

RedPrairie Holding, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

1.        Resolutions setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and submitting such amendment for the consideration of the stockholders of the Corporation were duly adopted by the Board of Directors of the Corporation by unanimous written consent. In accordance with those resolutions, Section 5.1 of Article V of Exhibit A of the Amended and Restated Certificate of Incorporation is hereby amended as follows:

5.1        Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is Sixteen Million Nine Hundred Thousand (16,900,000) shares, consisting of (a) Fifteen Million Five Hundred Thousand (15,500,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (b) One Million Four Hundred (1,400,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which One Million Three Hundred-Twenty Thousand (1,320,000) shares have been designated as Series A Preferred Stock. The Common Stock and the Series A Preferred Stock shall have the rights, preferences and limitations set forth below in Article VI and Article VII, respectively.

SECOND:  That the said amendment has been consented to and authorized by the holders of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of § 228 of the DGCL.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of § 242 of the DGCL.

IN WITNESS WHEREOF, RedPrairie Holding, Inc. has caused this Certificate of Amendment to be executed this 25th day of October, 2006.

REDPRAIRIE HOLDING, INC.

/s/ Laura L. Fese
Laura L. Fese
General Counsel and Corporate Secretary